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                                                               EXHIBIT 21




                     SUBSIDIARIES OF REGISTRANT



       The following companies are wholly-owned subsidiaries of the Company and are included in the consolidated financial statements:


    Name of Subsidiary            Incorporated Under Laws of

Barzon Corporation                     Delaware
Down River International, Inc.         Michigan
Greif Board Corporation                Delaware
Greif Containers Inc.                  Canada
Kyowva Corrugated Container Company,
  Inc.                                 West Virginia
Michigan Packaging Company             Delaware
Soterra, Incorporated                  Delaware
Virginia Fibre Corporation             Virginia